[drugstore.com letterhead]

Dawn G. Lepore

Chairman and Chief Executive Officer

Telephone: 425.372.3344

Private Facsimile: 425.372.3801

November 14, 2004

Kathy Gersch

9146 SE 54th Street
Mercer Island, WA 98040

Dear Kathy:

We are delighted to extend you an offer to be Vice President, General Manager, & Chief Marketing Officer at drugstore.com*, starting on November 29, 2004.

We are offering you an annual salary of $220,000, which will be paid every two weeks in accordance with the Company's standard payroll policies. In addition, you will receive $50,000 as a "Sign-On Bonus," which will be paid on January 3, 2005. During 2005, you will be eligible to receive an annual target bonus of an amount ranging from 0% to 25% of your annual salary, based on the achievement of pre-determined performance objectives. Executive bonus compensation for subsequent years will be determined by the Board of Directors and CEO. Your compensation package will be reviewed annually. Other company-provided benefits, for which you are eligible, including health and welfare benefits, will be reviewed with you in detail on your first day of employment. With respect to vacation accrual, you will accrue 4 weeks of vacation per year.

At the start of your employment, you will be eligible for two options (the "Options") to purchase shares of drugstore.com common stock (the "Option Shares"). The first of these Options will be to purchase 25,000 shares ("First Option") and will vest fully on its date of grant. The second of these Options will be to purchase 225,000 shares and will vest over 4 years according to the same schedule as that of all other newly hired employees. Your Options will be granted by a committee of the Board of Directors as soon as practicable after you commence employment. Your vesting commencement date will be your first day of employment. The exercise price of the Option Shares will be determined by the committee of the Board of Directors and will be based upon fair market value on the date of grant. The Option will be subject to the terms of the Company's 1998 Stock Option Plan and the related Stock Option Agreement between you and drugstore.com*.

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* drugstore.com, inc. and its subsidiaries

If during the first year of your employment with the Company your employment is terminated with Cause or you voluntarily terminate your employment without Good Reason, you will be required to repay to drugstore.com a pro-rated portion of your Sign-On Bonus based on the time remaining in the first year. "Cause" means (a) the willful and repeated failure to comply with the lawful directions of the Chief Executive Officer, (b) gross negligence or willful misconduct in the performance of your duties to the Company, (c) commission of any act of fraud against the Company, (d) misappropriation of material property of the Company. Good Reason means there is a Change of Control (as defined below), and (ii) the surviving corporation does not offer you a position with similar responsibilities. "Change of Control" shall mean the sale of all or substantially all of the assets of the Company or the acquisition of the Company by another entity by means of consolidation or merger after which the then current stockholders of the Company hold less than 50% of the voting power of the surviving corporation; provided that a reincorporation of the Company shall not be a Change of Control.

This offer is contingent upon your completion of our standard form Confidentiality and Inventions Agreement prior to commencing employment, a copy of which is enclosed with this letter. If you have any questions about this agreement, please call us. This offer is also contingent upon the successful completion of a background check. The results must be reviewed and accepted by drugstore.com in accordance with our guidelines prior to your start date as stated in this offer letter. If the results are unacceptable, this offer will be rescinded.

Throughout your employment with drugstore.com, you will be an at-will employee. This means that you may terminate your employment with drugstore.com at any time with or without cause, and with or without notice. Similarly, drugstore.com may terminate your employment at any time, with or without cause, and with or without notice. Your at-will employment status may not be orally altered by any drugstore.com employee, and may be altered in writing only by the CEO of the Company.

Congratulations! All of us at drugstore.com are very excited that you're joining the team and look forward to a beneficial and rewarding relationship. Kindly indicate your consent to the terms in this offer letter by signing and returning a copy to us at your earliest convenience.

Sincerely,

/s/ Dawn Lepore

Dawn Lepore

Agreed and Accepted: /s/ Kathy Gersch Date: 11/19/04